FIRST TRUST EXCHANGE-TRADED FUND VIII
        ESTABLISHMENT AND DESIGNATION OF SERIES OF SHARES OF BENEFICIAL
                  INTEREST (EFFECTIVE AS OF DECEMBER 12, 2016)

      WHEREAS, pursuant to Section 4.9 of the Declaration of Trust dated February 22, 2016 (the "Declaration"), of First Trust Exchange-Traded Fund VIII, a Massachusetts business trust (the "Trust"), the Board of Trustees of the Trust divided the Shares of the Trust into five series of shares of beneficial interests in the Trust (each, a "Series"): First Trust Strategic Mortgage REIT ETF, First Trust Long/Short Currency Strategy ETF, First Trust Equity Market Neutral ETF, First Trust CEF Income Opportunity ETF and First Trust Municipal CEF Income Opportunity ETF (the "Initial Series") as set forth on Appendix A to the Declaration;

      WHEREAS, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, at a meeting held on October 25, 2016, designated two additional Series to be named EquityCompass Equity Risk Manager ETF and EquityCompass Tactical Equity Risk Manager ETF and authorized the amendment and restatement of the Establishment and Designation of Series of Shares of Beneficial Interest in order to incorporate the designations; and

      WHEREAS, pursuant to Section 4.9 of the Declaration, the Board of Trustees of the Trust, at a meeting held on December 12, 2016, terminated First Trust Equity Market Neutral ETF as a series of the Trust, designated one additional Series of the Trust to be named First Trust TCW Opportunistic Fixed Income ETF, and authorized the amendment and restatement of the Establishment and Designation of Series of Shares of Beneficial Interest in order to incorporate the termination and the designation.

      NOW THEREFORE, the undersigned does hereby certify that the following Series of the Trust have been established and designated by the Trustees of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

      1.  First Trust Strategic Mortgage REIT ETF

      2.  First Trust Long/Short Currency Strategy ETF

      3.  First Trust CEF Income Opportunity ETF

      4.  First Trust Municipal CEF Income Opportunity ETF

      5.  EquityCompass Equity Risk Manager ETF

      6.  EquityCompass Tactical Equity Risk Manager ETF

      7.  First Trust TCW Opportunistic Fixed Income ETF

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time ("Prospectus"). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

      IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 12th day of December, 2016.


/s/ W. Scott Jardine
------------------------------
W. Scott Jardine, Secretary




 STATE OF ILLINOIS           )
                             )  SS.
 COUNTY OF DUPAGE            )


Then personally appeared the above-named person(s) who is known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest and who acknowledged the same to be his free act and deed, before me this 12th day of December, 2016.

                                       /s/ Sandra Kim Streit
                                       --------------------------------------
                                       Notary Public
                                       My Commission Expires: 05/28/2017